Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES THIRD QUARTER 2010 RESULTS
Strengthening Orders, Sales, Profitability;
Superb Cash Flow; Company Virtually Debt-Free
DAYTON, OHIO, June 24, 2010...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.25 for its fiscal third quarter ended May 31, 2010. Fiscal 2009 third quarter DEPS of $0.31 included the benefit of a lower tax rate.
Third quarter orders of $159 million were 34% higher than the third quarter of 2009, most notably on strength in energy markets, and backlog grew to $160 million. Third quarter 2010 sales of $147 million were 3% higher than the comparable prior year period. Third quarter 2010 earnings before interest and taxes (EBIT) was $13 million, slightly higher than last year’s third quarter and double the amount earned in the second quarter of this year.
“We are seeing improved customer demand across our portfolio of leading products and solutions,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We are benefiting from recovering energy markets, and have seen notable sales increases in our product lines that support horizontal drilling activity for shale projects. We have seen a higher level of quotation activity in our industrial product lines serving wastewater and chemical markets, but a full recovery for larger chemical projects is not expected this calendar year. The demand for Romaco equipment is solid and improving as demonstrated by the business’ profit levels in the third quarter.”
Robbins & Myers reported $28 million of cash from operating activities in the third quarter of 2010 compared with $20 million in the prior year quarter, and the last of the Company’s senior notes were repaid in May 2010. The Company finished the recent quarter with $123 million of cash and virtually no debt, and it had $123 million of available capacity under its $150 million revolving credit agreement.
Mr. Wallace noted, “We have improved our working capital efficiency throughout the year, creating significant cash flow to bolster an already-strong balance sheet. Our ample capital capacity supports our growth agenda, including acquisitions, new product development and geographic expansion.”
Robbins & Myers established its fourth quarter DEPS forecast of $0.31-$0.41, supported by current order trends and backlog. Robbins & Myers expects full year DEPS of $0.87-$0.97. All forecast figures exclude the cost of restructuring actions. Minimal restructuring costs were incurred during the first three quarters of 2010.
Third Quarter Results by Segment
In January, the Company announced a realignment of its businesses that included moving its Chemineer US and Asian operations from the Process Solutions Group to the

Fluid Management Group. All results included in this press release have been adjusted to reflect the new operating and reporting structure. A recasting of quarterly segment results for fiscal 2007 through 2009 can be viewed in the “Investor Presentations” page of the “Investor Relations” section of the Company’s website, www.robn.com.
The Company’s Fluid Management segment orders of $85 million represent a 71% increase over the prior year third quarter, driven by strengthening energy and industrial markets. Sales of $80 million are 10% higher than the comparable prior year period, and EBIT improved 17% to $20 million.
The Process Solutions segment reported orders of $47 million, 13% higher than the prior year third quarter. Sales of $40 million were 14% lower than the comparable prior year period. Lower volumes and competitive pricing pressures resulted in an EBIT loss of $2 million in the third quarter of 2010 versus EBIT income of $2 million in the third quarter of 2009. The Company has been negotiating with the union representing workers at its German facility regarding the employment changes required to restore the business to long-term profitability. No agreement has yet been reached, but the Company hopes to achieve a successful resolution in the near-term.
Romaco segment orders of $27 million were nearly in-line with prior year results. Sales in the quarter were $27 million, 11% higher than the third quarter of 2009. Romaco achieved EBIT of $1.4 million as compared with a $0.5 million EBIT loss in the prior year third quarter.
Conference Call to Be Held Today, June 24 at 3:00 PM (Eastern)
A conference call to discuss these results has been scheduled for 3:00 PM Eastern on Thursday, June 24, 2010, which can be accessed at www.robn.com or by dialing 1-866-510-0712 (US/Canada) or +1-617-597-5380, using conference ID #35640996. Replays of the call can be accessed by dialing 1-888-286-8010 (U.S./Canada) or +1-617-801-6888, using replay ID #37056553.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; our ability to realize the benefits of our restructuring programs; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and the performance of our business in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
      (Unaudited)

(in thousands)	May 31, 2010	August 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$122,697	$108,169
Accounts receivable	104,050	114,191
Inventories	101,842	105,772
Other current assets	10,869	11,573
Deferred taxes	11,218	12,519

Total Current Assets	350,676	352,224

Goodwill & Other Intangible Assets	262,411	273,476
Deferred Taxes	24,692	26,477
Other Assets	9,474	9,490
Property, Plant & Equipment	122,918	135,187

	$770,171	$796,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,041	$55,918
Accrued expenses	80,227	68,059
Current portion of long-term debt	641	30,194

Total Current Liabilities	133,909	154,171

Long-Term Debt — Less Current Portion	161	265
Deferred Taxes	43,867	44,194
Other Long-Term Liabilities	112,056	115,113
Shareholders’ Equity	480,178	483,111

	$770,171	$796,854

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2010	2009	2010	2009
Sales	$146,965	$143,375	$406,297	$485,171
Cost of sales	95,587	93,582	269,955	310,626

Gross profit	51,378	49,793	136,342	174,545
SG&A expenses	38,300	37,398	106,982	114,921

Income before interest and income taxes	13,078	12,395	29,360	59,624
Interest expense, net	102	99	406	242

Income before income taxes	12,976	12,296	28,954	59,382
Income tax expense	4,650	1,628	9,949	15,875

Net income including noncontrolling interest	8,326	10,668	19,005	43,507
Less: Net income attributable to noncontrolling interest	164	382	620	950

Net income attributable to Robbins & Myers, Inc.	$8,162	$10,286	$18,385	$42,557

Net income per share:
Basic	$0.25	$0.31	$0.56	$1.28
Diluted	$0.25	$0.31	$0.56	$1.28

Weighted average common shares outstanding:
Basic	32,941	32,829	32,913	33,353
Diluted	33,016	32,845	32,973	33,365

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2010	2009	2010	2009
Customer Sales
Fluid Management	$79,813	$72,542	$214,971	$259,943
Process Solutions	39,898	46,373	123,298	148,900
Romaco	27,254	24,460	68,028	76,328

Total	$146,965	$143,375	$406,297	$485,171

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$20,104	$17,153	$50,471	$67,660
Process Solutions	(1,895)	2,246	(6,084)	7,468
Romaco	1,357	(464)	939	(1,465)
Corporate and Eliminations	(6,488)	(6,540)	(15,966)	(14,039)

Total	$13,078	$12,395	$29,360	$59,624

Depreciation and Amortization
Fluid Management	$1,995	$1,950	$6,011	$6,036
Process Solutions	1,262	1,447	4,164	4,265
Romaco	575	501	1,725	1,483
Corporate and Eliminations	74	98	231	360

Total	$3,906	$3,996	$12,131	$12,144

Orders
Fluid Management	$84,987	$49,718	$232,954	$216,736
Process Solutions	47,320	42,033	134,034	140,300
Romaco	26,853	27,333	84,830	75,177

Total	$159,160	$119,084	$451,818	$432,213

Backlog
Fluid Management	$52,000	$46,311	$52,000	$46,311
Process Solutions	68,323	74,152	68,323	74,152
Romaco	39,724	48,302	39,724	48,302

Total	$160,047	$168,765	$160,047	$168,765

Note: EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2010	2009	2010	2009
Operating activities:
Net income including noncontrolling interest	$8,326	$10,668	$19,005	$43,507
Depreciation and amortization	3,906	3,996	12,131	12,144
Other, net	15,379	5,496	25,978	(30,566)

Cash provided by operating activities	27,611	20,160	57,114	25,085

Investing activities:
Capital expenditures	(3,259)	(5,870)	(6,706)	(12,914)
Proceeds from asset sales	—	—	1,094	—

Cash used by investing activities	(3,259)	(5,870)	(5,612)	(12,914)

Financing activities:
Payments of long-term debt, net	(30,227)	(840)	(29,657)	(3,035)
Share buyback program	—	—	—	(39,114)
Dividends paid	(1,402)	(1,313)	(4,115)	(3,929)
Other, net	273	387	639	1,246

Cash used by financing activities	(31,356)	(1,766)	(33,133)	(44,832)
Exchange rate impact on cash	(2,719)	3,897	(3,841)	(2,198)

(Decrease) increase in cash	(9,723)	16,421	14,528	(34,859)
Cash at beginning of period	132,420	72,125	108,169	123,405

Cash at end of period	$122,697	$88,546	$122,697	$88,546